Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN UK LIMITED AND ASDA TERMINATE

THEIR MUSIC SUPPLY AGREEMENT

Troy, Michigan—May 24, 2007, Handleman Company (NYSE: HDL), www.handleman.com, today announced that its subsidiary, Handleman UK Limited (Handleman UK), and United Kingdom retailer ASDA have decided not to renew their music supply agreement. Under that agreement Handleman UK provided category management and distribution of music CD’s and, to a limited extent, DVD’s to ASDA stores. The decision not to renew the music supply agreement was due to Handleman UK and ASDA not being able to reach terms that were mutually beneficial.

Handleman UK will work with ASDA over the next 3 months to ensure an orderly separation process. The termination of the music supply agreement will result in:

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One-time costs for Handleman UK, excluding inventory liquidations costs, estimated at £2 million. Handleman UK will work with the music suppliers in the UK, as well as its other customers, to sell off its remaining inventory.

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A significant reduction in Handleman UK working capital, primarily inventory and accounts receivable, estimated at £20 to £25 million. The cash generated from this reduction will be used primarily to pay down Handleman Company debt.

•	An improvement, after the separation process is completed, in operating performance for Handleman UK.

For its recently completed fiscal year ended April 28, 2007, Handleman UK music and DVD sales to ASDA were £160 million.

Handleman UK will continue to provide category management and distribution of greeting cards, which it began in October 2006, to all ASDA stores.

As previously announced, Handleman UK began providing distribution, in-store merchandising and category management support for music, video and video games to Tesco PLC beginning in April 2007. Tesco is the largest supermarket and general merchandise retailer in the United Kingdom.

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About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories. Its customers include leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with achieving the business integration objectives expected with the Crave Entertainment Group acquisition, changes in the music and video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers, including Tesco, PLC, and suppliers, improving operating performance after the separation process with ASDA is complete, effects of electronic commerce inclusive of digital music distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, ability to comply with the Company’s credit agreements, pricing and competitive pressures, dependence on Third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to sustain existing businesses while investing in and developing new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company:

Thomas Braum, Executive Vice President and CFO (248) 362-4400, Ext. 718	Greg Mize, Vice President, Investor Relations (248) 362-4400, Ext. 211

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